Exhibit 99.1
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
Universal Electronics Reports Second Quarter 2008
Financial Results
— Posts Sales of $70.7 Million and Net Income of $3.5 Million —
CYPRESS, CA — August 7, 2008 — Universal Electronics Inc. (UEI), (NASDAQ: UEIC) announced financial results for the second quarter and six months ended June 30, 2008.
“During the quarter, we continued to consistently execute our strategy and delivered revenue of $70.7 million and EPS of $0.24,” stated Paul Arling, UEI’s Chairman and CEO. “Our customer wins and new products, coupled with our strong existing business, are on track to generate record results with revenue expected to grow between 12% and 16% compared to 2007. This quarter, we secured additional customers including Onkyo Corporation and Audiovox Accessories Corporation.”
“In addition, we introduced the Delta; a universal remote control that powers digital-to-analog (DTA) converters. In fact, it is scheduled to ship to major set-top manufacturers for deployment with subscription broadcasters in the fall of 2008, which we expect to generate substantial revenue in the fourth quarter of 2008. Also, at IFA, the world’s largest consumer electronics show in Germany in September, we intend to launch products that offer a new consumer friendly feature of both on-device and web-based set up for unparalleled convenience in remote control technology. These are a few examples demonstrating how our technology solutions drive growth by providing wireless control products for the worldwide movement toward digital home entertainment technologies,” concluded Arling.

Quarterly Financial Results: Second Quarter 2008 Compared to Second Quarter 2007
•	Net sales were $70.7 million, compared to $71.5 million.
•	Business Category revenue was $56.8 million, compared to $60.5 million. The second quarter of 2007 was exceptionally strong due to the ramp in purchases prior to the mid-year OCAP deadline. The Business Category contributed 80% of total net sales, compared to 85%.
•	Consumer Category revenue was $13.9 million, compared to $11.0 million. The Consumer Category contributed 20% of total net sales, compared to 15%.
•	Gross margins were 34.3%, compared to 34.5%.
•	Net income was $3.5 million, or $0.24 per diluted share, compared to $4.5 million, or $0.30 per diluted share.
•	At June 30th, the cash and cash equivalents balance was $88.2 million.
Bryan Hackworth, UEI’s CFO, commented “During the second quarter, we generated cash flow from operations of $11.8 million, repurchased approximately 254,000 shares of our common stock for $6 million, and increased cash and cash equivalents by $4.8 million from March 31st. Overall, we executed as planned in the second quarter and we continue to be confident about the second half of the year due to several customer wins, increased market share with existing customers, and new product launches.”
Six-month Period Financial Results: June 30, 2008 Compared to June 30, 2007
•	Net sales were $131.9 million, compared to $137.5 million.
•	Gross margins were 34.8%, compared to 35.6%.
•	Operating income was $7.0 million, compared to $12.2 million.
•	Net income was $6.0 million, or $0.40 per diluted share, compared to $9.2 million, or $0.61 per diluted share.
Recent Highlights
•	Began shipping UEI-developed universal remotes with several new Onkyo A/V receivers and are slated to ship additional models later this year. Models cover a range including entry level and custom installation home theater systems and audio receivers.
•	Entered multifaceted relationship with Audiovox Accessories, completed a smooth transfer of the UEI One-for-All retail brand to Audiovox to manage in North America and are on track to begin delivery of integrated circuits for all of its remote control devices in the third quarter as planned.
•	Unveiled Delta universal two-device remote designed to be preprogrammed to a DTA converter and programmed by the user to operate his or her TV. Delta includes comprehensive coverage for TV brands sold in North America.

Financial Outlook
For the third quarter of 2008, net sales are expected to range between $78.5 million and $82.5 million, compared to $69.0 million in the third quarter of 2007. Management expects Business Category sales to range from $61.0 million to $64.0 million, compared to $55.9 million in 2007, and Consumer Category sales to range from $16.5 million to $19.5 million, compared to $13.1 million in 2007. Gross margins for the third quarter of 2008 are expected to be approximately 35.0% of sales plus or minus one point. Operating expenses are expected to be between $19.9 million and $20.5 million, including employee stock based compensation charges of approximately $774,000, and the tax rate is expected to be between 33% and 35% of pre-tax income. GAAP earnings per diluted share are expected to range from $0.39 to $0.43, compared to $0.32 per diluted share in the third quarter of 2007.
Management continues to expect record revenue and EPS. For the full year 2008, net sales are expected to grow between 12% and 16%, reaching between $305 million and $316 million, up from $273 million. Business Category revenue is expected to increase 9% to 14% and Consumer Category revenue is expected to increase 15% to 33%. Operating expenses are expected to be between $77 million and $81 million, and the tax rate is expected to range from 33% to 35% of pre-tax income, resulting in GAAP EPS between $1.50 and $1.57 per diluted share, an increase of 13% to 18% over the $1.33 per diluted share earned in 2007.
Conference Call Information
UEI’s management team will hold a conference call today, Thursday, August 7, 2008 at 4:30 p.m. ET / 1:30 p.m. PT, to discuss its second quarter 2008 earnings results, review the quarterly activity and answer questions. To participate in the U.S. please dial 800-622-9917 and internationally dial 706-645-0366 approximately 10 minutes prior to the start of the conference. The live call can also be accessed over the Internet through UEI’s Web site at www.uei.com and will be available for replay for a year at www.uei.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 800-642-1687 and internationally, 706-645-9291. Enter access code 55656076.
About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®, as well as software solutions for digital media control and enjoyment in the consumer and OEM markets under the brand SimpleCenter™. For additional information, visit our web site at www.uei.com.
Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development, ordering, delivery and market acceptance of products and technologies identified in this release; the Company’s continued ability to design products in a fashion that results in its technology being accepted by the Company’s customers and the end users; the continued importance of the Company’s database of infrared codes and other technologies; the continued growth in the markets identified in this release to occur as anticipated by management; the continued strength and growth of the Company and of its customers, including those recently announced; the success of the new contracts and business relationships as identified in this release; as and other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
— Tables Follow

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share-related data)
(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$88,215	$86,610
Accounts receivable, net	58,464	60,146
Inventories, net	42,650	34,906
Prepaid expenses and other current assets	3,072	1,874
Deferred income taxes	2,876	2,871

Total current assets	195,277	186,407
Equipment, furniture and fixtures, net	9,008	7,558
Goodwill	11,043	10,863
Intangible assets, net	5,537	5,700
Other assets	394	369
Deferred income taxes	6,645	6,388

Total assets	$227,904	$217,285

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$40,829	$29,382
Accrued sales discounts, rebates and royalties	4,446	4,671
Accrued income taxes	2,631	1,720
Accrued compensation	3,568	3,737
Other accrued expenses	5,921	6,567

Total current liabilities	57,395	46,077

Long-term liabilities:
Deferred income taxes	148	127
Income tax payable	1,506	1,506
Other long-term liabilities	1,263	1,333

Total liabilities	60,312	49,043

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 18,615,390 and 18,547,019 shares issued at June 30, 2008 and December 31, 2007, respectively	186	185
Paid-in capital	117,559	114,441
Accumulated other comprehensive income	18,804	11,221
Retained earnings	94,476	88,508

	231,025	214,355

Less cost of common stock in treasury, 4,718,093 and 3,975,439 shares at June 30, 2008 and December 31, 2007, respectively	(63,433)	(46,113)

Total stockholders’ equity	167,592	168,242

Total liabilities and stockholders’ equity	$227,904	$217,285

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales	$70,684	$71,478	$131,875	$137,497
Cost of sales	46,472	46,852	85,928	88,530

Gross profit	24,212	24,626	45,947	48,967

Research and development expenses	2,121	2,269	4,317	4,591
Selling, general and administrative expenses	17,734	16,385	34,590	32,218

Operating income	4,357	5,972	7,040	12,158
Interest income, net	893	732	1,790	1,320
Other (expense) income, net	(2)	27	180	121

Income before provision for income taxes	5,248	6,731	9,010	13,599
Provision for income taxes	(1,753)	(2,185)	(3,042)	(4,416)

Net income	$3,495	$4,546	$5,968	$9,183

Earnings per share:
Basic	$0.25	$0.31	$0.42	$0.64

Diluted	$0.24	$0.30	$0.40	$0.61

Shares used in computing earnings per share:
Basic	14,033	14,437	14,256	14,282

Diluted	14,547	15,262	14,755	15,084

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2008	2007
Cash provided by operating activities:
Net income	$5,968	$9,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,892	2,160
Provision for doubtful accounts	64	10
Provision for inventory write-downs	973	952
Provision for deferred income taxes	(171)	853
Tax benefit from exercise of stock options	171	1,960
Excess tax benefit from stock-based compensation	(134)	(1,091)
Shares issued for employee benefit plan	282	394
Stock-based compensation	2,311	1,481
Changes in operating assets and liabilities:
Accounts receivable	4,173	(7,103)
Inventories	(7,462)	(1,419)
Prepaid expenses and other assets	(1,112)	(586)
Accounts payable and accrued expenses	8,795	1,566
Accrued income taxes	639	(3,476)

Net cash provided by operating activities	17,389	4,884

Cash used for investing activities:
Acquisition of equipment, furniture and fixtures	(3,457)	(2,050)
Acquisition of intangible assets	(505)	(635)

Net cash used for investing activities	(3,962)	(2,685)

Cash (used for) provided by financing activities:
Proceeds from stock options exercised	525	8,037
Treasury stock purchased	(17,489)	(2,413)
Excess tax benefit from stock-based compensation	134	1,091

Net cash (used for) provided by financing activities	(16,830)	6,715

Effect of exchange rate changes on cash	5,008	1,450

Net increase in cash and cash equivalents	1,605	10,364

Cash and cash equivalents at beginning of period	86,610	66,075

Cash and cash equivalents at end of period	$88,215	$76,439